news release

GoDaddy Reports First Quarter 2024 Financial Results
Building on its track record of profitable growth, strong cash generation and share repurchases

TEMPE, Ariz., May 2, 2024 /PRNewswire/ - GoDaddy Inc. (NYSE: GDDY) today reported financial results for the first quarter that ended March 31, 2024.

"We are off to a great start in 2024, and we are excited to build on this momentum as we execute on our mission of empowering entrepreneurs everywhere and making opportunity more inclusive for all," said GoDaddy CEO Aman Bhutani. "With a dedicated team and focus on our key initiatives and innovation, we are propelling profitable growth that maximizes free cash flow as we deliver truly magical experiences for our customers."

"Our strong first quarter results underscore our commitment to sustainable growth and disciplined capital allocation," said GoDaddy CFO Mark McCaffrey. "Leveraging our unified software platform to create seamless experiences empowers our ability to drive attach, conversion and retention, laying a solid foundation for enduring shareholder value."

Business Highlights
•Total revenue of $1.1 billion, up 7% year-over-year on a reported and constant currency basis.
•Applications and Commerce (A&C) revenue grew 13%, year-over-year, to $383.1 million. Annualized recurring revenue (ARR) for A&C grew 13% year-over-year, to $1.5 billion.
•Core Platform (Core) revenue totaled $725.4 million, growing 4% year-over year. Core ARR grew 3% year-over-year, to $2.3 billion.
•Total bookings of $1.3 billion, up 9% year-over-year on a reported and constant currency basis.
•Net income of $401.5 million, inclusive of non-routine items, up 747% year-over-year, representing a 36% margin.
•Normalized EBITDA (NEBITDA) of $313.0 million, up 25% year-over-year, representing a 28% margin and exceeding the first quarter guidance of 27%.
•Net cash provided by operating activities of $297.2 million, up 10% year-over-year.
•Free cash flow of $327.4 million, up 26% year-over-year.
•The innovative GoDaddy Airo™ experience began rolling out to the existing 21 million customer base in March and is set to expand to more markets throughout the year.

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Consolidated First Quarter Financial Highlights

	Three Months Ended March 31,
	2024	2023	Change	Constant Currency

	(in millions, except customers in thousands and ARPU in dollars)

Total Revenue	$1,108.5	$1,036.0	7.0%	6.9%
Applications and commerce revenue	$383.1	$338.0	13.3%
Core platform revenue	$725.4	$698.0	3.9%
International revenue	$352.9	$340.6	3.6%	3.5%
Net income(1)	$401.5	$47.4	747.0%
Net income margin	36.2%	4.6%
Net cash provided by operating activities	$297.2	$270.3	10.0%
Segment EBITDA - A&C	$161.9	$132.4	22.3%
Segment EBITDA margin - A&C	42.3%	39.2%	310bps
Segment EBITDA - Core	$216.7	$189.0	14.7%
Segment EBITDA margin - Core	29.9%	27.1%	280bps
Non-GAAP Results(2):
NEBITDA	$313.0	$249.7	25.4%
NEBITDA Margin	28.2%	24.1%	410bps
Unlevered free cash flow	$358.6	$303.9	18.0%
Free cash flow	$327.4	$259.2	26.3%
Operating and Business Metrics:
Total bookings	$1,312.7	$1,199.2	9.5%	9.5%
Total customers at period end	20,995	20,997	—%
Average revenue per user (ARPU)	$206	$197	4.6%
Annualized recurring revenue (ARR)	$3,772.6	$3,543.2	6.5%
_______________________________
(1) Net income for the three months ended March 31, 2024 includes $22.4 million in restructuring and other charges. In addition, during the first quarter of 2024, we recorded a non-routine, non-cash benefit to income taxes of $267.4 million related to the conversion of our Desert Newco, LLC subsidiary from a partnership to a disregarded entity for U.S. income tax purposes.
(2) Reconciliations of our non-GAAP results to their most directly comparable GAAP financial measures are set forth in "Reconciliation of Non-GAAP Financial Measures" below.

Share Repurchases
Year-to-date through April 30, 2024, GoDaddy repurchased 2.8 million shares of its common stock for an aggregate purchase price of $345.6 million, with an average price per share of $121.49. Cumulatively, these repurchases represent an approximate 22% reduction in fully diluted shares from those outstanding at the inception of the current $4.0 billion buyback authorization.

Balance Sheet
As of March 31, 2024, total cash and cash equivalents were $664.0 million, total debt was $3.9 billion and net debt was $3.2 billion.
Infrastructure Simplification
In the first quarter, GoDaddy implemented restructuring efforts to further reduce future operating expenses and improve cash flows through a reduction in force impacting approximately 180 employees. GoDaddy recorded $22.4 million of pre-tax restructuring and other charges in its statements of operations, primarily for severance and other employee benefits related to these activities as well as charges related to the abandonment of certain operating leases.

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Desert Newco Conversion
During the first quarter, pursuant to a series of transactions undertaken to simplify our capital structure and provide additional strategic flexibility, our Desert Newco, LLC subsidiary was converted from a partnership to a disregarded entity for U.S. income tax purposes. As a result, we recognized a non-cash benefit of $267.4 million recorded to income taxes.
Business Outlook
For the second quarter ending June 30, 2024, GoDaddy expects total revenue in the range of $1.10 billion to $1.12 billion, representing year-over-year growth of 6% at the midpoint, versus the same period in 2023. Within total revenue, GoDaddy expects second quarter A&C revenue growth in the low- to mid-teens and Core revenue growth in the low single digits.
For the second quarter ending June 30, 2024, GoDaddy expects NEBITDA margin to be approximately 28%.
For the full year 2024, GoDaddy raised its revenue expectations to a range of $4.50 billion to $4.56 billion, representing year-over-year growth of 6.5% at the midpoint. GoDaddy expects full-year NEBITDA margin of approximately 29%, with a fourth quarter Normalized EBITDA margin of approximately 31%.
For the full year 2024, GoDaddy expects unlevered free cash flow of at least $1.4 billion, representing growth of 12%, year-over-year, versus $1.3 billion of unlevered free cash flow generated in 2023. GoDaddy expects free cash flow of at least $1.2 billion, representing growth of 11%, year-over-year, versus the $1.1 billion of free cash flow generated in 2023.
GoDaddy's consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States (GAAP). GoDaddy does not provide reconciliations from non-GAAP guidance to GAAP equivalents because projections of changes in individual balance sheet amounts are not possible without unreasonable effort and presentation of such reconciliations would imply an inappropriate degree of precision. GoDaddy's reported results provide reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.
Quarterly Earnings Webcast
GoDaddy will host a webcast to discuss first quarter 2024 results at 5:00 p.m. Eastern Time on May 2, 2024. To participate in the webcast, please preregister online at https://investors.godaddy.net/investor-relations/overview/default.aspx. A live webcast of the event, together with a slide presentation including supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, will be available through GoDaddy's Investor Relations website at https://investors.godaddy.net. A transcript of pre-recorded remarks will be available on the Investor Relations website at the time of the webcast. Following the event, a recorded replay of the webcast will be available on the website.
GoDaddy uses its Investor Relations website at https://investors.godaddy.net as a means of disclosing material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, investors should monitor GoDaddy’s Investor Relations website, in addition to following press releases, Securities and Exchange Commission (SEC) filings, public conference calls and webcasts.
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Forward-Looking Statements
This press release contains forward-looking statements which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on estimates and information available to us at the time of this press release and are not guarantees of future performance. Statements in this press release involve risks, uncertainties and assumptions. If the risks or uncertainties materialize or the assumptions prove incorrect, our results may differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact could be deemed forward-looking statements, including, but not limited to any statements regarding: our business outlook; launches of new or expansion of existing products or services, including GoDaddy Airo™, any projections of product or service availability, technology developments and innovation, customer growth, or other future events; historical results that may suggest future trends for our business; our plans, strategies or objectives with respect to future operations, partnerships and partner integrations and marketing strategy; future financial results; our ability to integrate acquisitions and achieve desired synergies and vertical integration; the expected impacts of our restructuring efforts and our debt repricing; our forecasted levels of future taxable income and ability to realize our deferred tax assets; and assumptions underlying any of the foregoing.
Actual results could differ materially from our current expectations as a result of many factors, including, but not limited to: the unpredictable nature of our rapidly evolving market; fluctuations in our financial and operating results; our rate of growth; interruptions or delays in our service or our web hosting; our dependence on payment card networks and acquiring processors; breaches of our security measures; the impact of any previous or future acquisitions or divestitures; our ability to continue to release, and gain customer acceptance of, our existing and future products and services; our ability to deploy new and evolving technologies, such as artificial intelligence, machine learning, data analytics and similar tools, in our offerings; our ability to manage our growth; our ability to hire, retain and motivate employees; the effects of competition; technological, regulatory and legal developments; intellectual property litigation; the impact of our restructuring efforts; macroeconomic conditions and developments in the economy, financial markets and credit markets; continued escalation of geopolitical tensions; the level of interest rates and inflationary pressures; execution of share repurchases; and our ability to remediate the identified material weakness in our internal control over financial reporting and to maintain effective internal control over financial reporting.

Additional risks and uncertainties that could affect GoDaddy's business and financial results are included in the filings we make with the SEC from time to time, including those described in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2023, which is available on GoDaddy's website at https://investors.godaddy.net and on the SEC's website at www.sec.gov. Additional information will also be set forth in other filings that GoDaddy makes with the SEC from time to time. All forward-looking statements in this press release are based on information available to GoDaddy as of the date hereof. Except to the extent required by law, GoDaddy does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

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Non-GAAP Financial Measures and Other Operating and Business Metrics
In addition to our financial results prepared in accordance with GAAP, this press release includes certain non-GAAP financial measures and other operating and business metrics. We believe that these non-GAAP financial measures and other operating and business metrics are useful as a supplement in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance. The non-GAAP financial measures included in this press release should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. In addition, similarly titled measures may be calculated differently by other companies and may not be comparable. A reconciliation between each non-GAAP financial measure and its nearest GAAP equivalent is included in this press release following the financial statements. We use both GAAP and non-GAAP measures to evaluate and manage our operations.
Total bookings. Total bookings is an operating metric representing the total value of customer contracts entered into during the period, excluding refunds. We believe total bookings provides additional insight into the performance of our business and the effectiveness of our marketing efforts since we typically collect payment at the inception of a customer contract but recognize revenue ratably over the term of the contract.
Constant currency. Constant currency is calculated by translating bookings and revenue for each month in the current period using the foreign currency exchange rates for the corresponding month in the prior period, excluding any hedging gains or losses realized during the period. We believe constant currency information is useful in analyzing underlying trends in our business by eliminating the impact of fluctuations in foreign currency exchange rates and allows for period-to-period comparisons of our performance.
Normalized EBITDA (NEBITDA). NEBITDA is a supplemental measure of our operating performance used by management and investors to evaluate our business. We calculate NEBITDA as net income excluding depreciation and amortization, interest expense (net), provision or benefit for income taxes, equity-based compensation expense, acquisition-related costs, restructuring-related expenses and certain other items. We believe that the inclusion or exclusion of certain recurring and non-recurring items provides a supplementary measure of our core operating results and permits useful alternative period-over-period comparisons of our operations but should not be viewed as a substitute for comparable GAAP measures.
NEBITDA margin. NEBITDA margin is used by management as a supplemental measure of our operating performance and refers to the ratio of NEBITDA to revenue, expressed as a percentage.
Unlevered free cash flow. Unlevered free cash flow is a measure of our liquidity used by management to evaluate our business prior to the impact of our capital structure and restructuring and after purchases of property and equipment. Such liquidity can be used by us for strategic opportunities and strengthening our balance sheet. However, given our debt obligations, unlevered free cash flow does not represent residual cash flow available for discretionary expenses.
Free cash flow. Free cash flow is defined as our unlevered free cash flow less interest payments for the period. We use free cash flow as a supplemental measure of our liquidity, including our ability to generate cash flow in excess of capital requirements and return cash to shareholders,
100 S. Mill Ave Ste. 1600 Tempe, AZ 85281 T: 480.505.8800 https://investors.godaddy.net though it should not be considered as an alternative to, or more meaningful than, comparable GAAP measures.
Net debt. We define net debt as total debt less cash and cash equivalents and short-term investments. Total debt consists of the current portion of long-term debt plus long-term debt and unamortized original issue discount and debt issuance costs. Our management reviews net debt as part of its management of our overall liquidity, financial flexibility, capital structure and leverage and we believe such information is useful to investors. Furthermore, certain analysts and debt rating agencies monitor our net debt as part of their assessments of our business.
Annualized recurring revenue (ARR). ARR is an operating metric defined as quarterly recurring revenue (QRR) multiplied by four. QRR represents the quarterly recurring GAAP revenue, net of refunds, from new and renewed subscription-based services. ARR is exclusive of any revenue that is non-recurring, including, without limitation, domain aftermarket, domain transfers, one-time set-up or migration fees and non-recurring professional website services fees. We believe ARR helps illustrate the scale of certain of our products and facilitates comparisons to other companies in our industry.
Average revenue per user (ARPU). We calculate ARPU as total revenue during the preceding 12 month period divided by the average of the number of total customers at the beginning and end of the period. ARPU provides insight into our ability to sell additional products to customers, though the impact to date has been muted due to our continued growth in total customers.
Total customers. We define a customer as an individual or entity with paid transactions in the trailing twelve months or with paid subscriptions as of the end of the period. A single user may be counted as a customer more than once if they maintain paid subscriptions or transactions in multiple accounts. Total customers is one way we measure the scale of our business and is an important part of our ability to increase our revenue base.
About GoDaddy
GoDaddy helps millions of entrepreneurs globally start, grow, and scale their businesses. People come to GoDaddy to name their idea, build a professional website, attract customers, sell their products and services, and accept payments online and in-person. GoDaddy's easy-to-use tools help small business owners manage everything in one place and its expert guides are available to provide assistance 24/7. To learn more about the company, visit www.GoDaddy.com.
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GoDaddy Inc.
Consolidated Statements of Operations (unaudited)
(In millions, except shares in thousands and per share amounts)

	Three Months Ended March 31,
	2024	2023
Revenue:
Applications and commerce	$383.1	$338.0
Core platform	725.4	698.0
Total revenue	1,108.5	1,036.0
Costs and operating expenses(1)
Cost of revenue (excluding depreciation and amortization)	414.5	386.1
Technology and development	202.9	215.0
Marketing and advertising	87.5	92.4
Customer care	76.4	76.8
General and administrative	91.7	94.1
Restructuring and other	22.4	52.3
Depreciation and amortization	37.2	48.5
Total costs and operating expenses	932.6	965.2
Operating income	175.9	70.8
Interest expense	(41.3)	(45.8)
Loss on debt extinguishment	(1.0)	—
Other income (expense), net	9.6	22.6
Income before income taxes	143.2	47.6
Benefit (provision) for income taxes	258.3	(0.2)
Net income	401.5	47.4
Less: net income attributable to non-controlling interests	—	0.1
Net income attributable to GoDaddy Inc.	$401.5	$47.3
Net income attributable to GoDaddy Inc. per share of Class A common stock:
Basic	$2.82	$0.31
Diluted	$2.76	$0.30
Weighted-average shares of Class A common stock outstanding:
Basic	142,528	154,124
Diluted	145,676	156,644
___________________________
(1) Costs and operating expenses include equity-based compensation expense as follows:
Cost of revenue	$—	$0.4
Technology and development	37.5	39.0
Marketing and advertising	7.3	6.6
Customer care	5.8	5.4
General and administrative	20.4	20.2
Restructuring and other	0.8	2.3
Total equity-based compensation expense	$71.8	$73.9
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GoDaddy Inc.
Consolidated Balance Sheets (unaudited)
(In millions, except per share amounts)

	March 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$664.0	$458.8
Short-term investments	—	40.0
Accounts and other receivables	93.9	76.6
Registry deposits	35.8	37.3
Prepaid domain name registry fees	480.3	466.0
Prepaid expenses and other current assets	221.8	177.2
Total current assets	1,495.8	1,255.9
Property and equipment, net	171.3	185.3
Operating lease assets	49.3	60.8
Prepaid domain name registry fees, net of current portion	216.4	209.0
Goodwill	3,548.7	3,569.3
Intangible assets, net	1,123.7	1,158.6
Deferred tax assets	1,271.5	1,020.4
Other assets	102.1	105.6
Total assets	$7,978.8	$7,564.9
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$120.8	$148.1
Accrued expenses and other current liabilities	409.5	442.2
Deferred revenue	2,174.4	2,074.9
Long-term debt	17.6	17.9
Total current liabilities	2,722.3	2,683.1
Deferred revenue, net of current portion	842.9	802.4
Long-term debt, net of current portion	3,794.8	3,798.5
Operating lease liabilities, net of current portion	83.9	90.2
Other long-term liabilities	91.2	90.7
Deferred tax liabilities	28.9	37.8
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value	—	—
Class A common stock, $0.001 par value	0.1	0.1
Class B common stock, $0.001 par value	—	—
Additional paid-in capital	2,345.9	2,271.6
Accumulated deficit	(2,066.2)	(2,320.7)
Accumulated other comprehensive income	135.0	111.2
Total stockholders' equity	414.8	62.2
Total liabilities and stockholders' equity	$7,978.8	$7,564.9

100 S. Mill Ave Ste. 1600 Tempe, AZ 85281 T: 480.505.8800 https://investors.godaddy.net

GoDaddy Inc.
Consolidated Statements of Cash Flows (unaudited)
(In millions)

	Three Months Ended March 31,
	2024	2023
Operating activities
Net income	$401.5	$47.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	37.2	48.5
Equity-based compensation expense	71.8	73.9
Non-cash restructuring and other charges	1.9	21.0
Deferred taxes	(259.5)	(10.0)
Other	5.6	8.9
Changes in operating assets and liabilities, net of amounts acquired:
Prepaid domain name registry fees	(22.1)	(29.5)
Deferred revenue	146.1	114.8
Other operating assets and liabilities	(85.3)	(4.7)
Net cash provided by operating activities	297.2	270.3
Investing activities
Maturities of short-term investments	40.0	—
Net proceeds received from disposition of a business	8.1	—
Purchases of property and equipment	(4.4)	(22.8)
Net cash provided by (used in) investing activities	43.7	(22.8)
Financing activities
Proceeds from stock option exercises	2.1	3.2
Payments made for:
Repurchases of Class A common stock	(128.3)	(119.7)
Repayment of long-term debt	(6.3)	(6.3)
Other financing obligations	(2.5)	(1.4)
Net cash used in financing activities	(135.0)	(124.2)
Cash and cash equivalents classified within assets held for sale	—	(5.2)
Effect of exchange rate changes on cash and cash equivalents	(0.7)	0.3
Net increase in cash and cash equivalents	205.2	118.4
Cash and cash equivalents, beginning of period	458.8	774.0
Cash and cash equivalents, end of period	$664.0	$892.4

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Reconciliation of Non-GAAP Financial Measures
The following tables reconcile each non-GAAP financial measure to its most directly comparable GAAP financial measure:

	Three Months Ended March 31,
	2024	2023
	(in millions)
NEBITDA and NEBITDA Margin:
Net income	$401.5	$47.4
Depreciation and amortization	37.2	48.5
Equity-based compensation expense(1)	71.0	71.6
Interest expense, net	34.7	38.0
Acquisition-related expenses	0.9	4.4
Restructuring and other(2)	26.0	39.6
Provision (benefit) for income taxes	(258.3)	0.2
NEBITDA	$313.0	$249.7

Net income margin	36.2%	4.6%

NEBITDA margin	28.2%	24.1%
_______________________________
(1) The three months ended March 31, 2024 and 2023 excludes $0.8 million and $2.3 million, respectively, of equity-based compensation expense associated with our restructuring activities, which is included within restructuring and other.
(2) In addition to the restructuring and other in our statements of operations, other charges included are primarily composed of lease-related expenses associated with closed facilities and lease abandonments, charges related to certain legal matters, adjustments to the fair value of our equity investments, expenses incurred in relation to the refinancing of our long-term debt and incremental expenses associated with certain professional services.

March 31, 2024

(in millions)
Net Debt:
Current portion of long-term debt	$17.6
Long-term debt	3,794.8
Unamortized original issue discount and debt issuance costs	57.5
Total debt	3,869.9
Less: cash and cash equivalents	(664.0)
Less: Short-term investments	—
Net debt	$3,205.9

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	Three Months Ended March 31,
	2024	2023

	(in millions)
Free Cash Flow and Unlevered Free Cash Flow:
Net cash provided by operating activities	$297.2	$270.3
Capital expenditures	(4.4)	(22.8)
Cash paid for acquisition-related costs	15.8	1.4
Cash paid for restructuring and other charges(1)	18.8	10.3
Free cash flow	$327.4	$259.2
Cash paid for interest on long-term debt	31.2	44.7
Unlevered free cash flow	$358.6	$303.9
_______________________________
(1) In addition to payments made pursuant to our restructuring activities, cash paid for restructuring and other charges includes lease-related payments associated with closed facilities and lease abandonments, payments related to certain legal matters, incremental payments associated with professional services and third party payments incurred in relation to the refinancing of our long-term debt. For the three months ended March 31, 2023, it also includes a payment related to the termination of a revenue sharing agreement.

Shares Outstanding
Total shares of common stock outstanding are as follows:

	March 31,
	2024	2023

	(in thousands)
Shares Outstanding:
Class A common stock	142,429	154,114
Class B common stock(1)	—	307
Total common stock outstanding	142,429	154,421
Effect of dilutive securities(2)	3,148	2,211
Total shares outstanding	145,577	156,632
_______________________________
(1) As of March 31, 2024, following a series of transactions undertaken to simplify our capital structure, substantially all of the Class B shares were no longer outstanding. Shares of Class B common stock are not participating securities and have no rights to share in our earnings.
(2) Calculated using the treasury stock method, which excludes the impact of antidilutive securities.

Constant Currency
The following table provides a reconciliation of constant currency:

March 31, 2024

(in millions)
Constant Currency:
Revenue	$1,108.5
Constant currency adjustment	(0.5)
Constant currency revenue	$1,108.0

Bookings	$1,312.7
Constant currency adjustment	(0.1)
Constant currency bookings	$1,312.6

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CONTACTS:

Investors
Christie Masoner
investors@godaddy.com

Media
Kristy Nicholas
pr@godaddy.com

Source: GoDaddy Inc.

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